Exhibit 99.1

Media Relations:	Investor Relations:
Beth Amorosi	Brett Maas
FastLane Communications	Hayden Communications
917-208-7489	646-536-7331
bamorosi@fast-lane.net	brett@haydenir.com

For Immediate Release:

Onstream Media Takes Action to Protect and Expedite Approval of its Patent
Pending User Generated Video Technology

POMPANO BEACH, FL - March 10, 2008 - Onstream Media Corporation (NASDAQ: ONSM), an online service provider of live and on-demand internet video, announced today that it has retained the law firm of Hunton & Williams (H&W), one of the leading intellectual property law firms in the country. The firm will assist in expediting the patent approval process and helping protect Onstream Media’s rights related to its patent pending User Generated Video (UGV) technology, including business, licensing and legal options that may be available for its technology.

Auction Video, Inc. currently a division of Onstream Media, filed for a U.S. Patent on March 24, 2004. The pending patent covers technology related to uploading, processing, storage and replaying video on the Internet. Popular users of this type of technology include a majority of the leading social networking, streaming media and Web 2.0 application providers. In 2007, Onstream Media acquired Auction Video, in a transaction that included its intellectual property and patent pending technology.

Onstream Media plans to send a provisional rights letter and corresponding license agreement to over 100 companies that currently may be infringing on the Company’s patent pending technology. As part of its efforts to better protect its intellectual property and assets, Onstream Media will file for a continuation patent that will enable the Company to form a broader portfolio of related patents.

“As a result of an independent evaluation by an intellectual property expert, we have determined that it is in the best interest of Onstream Media to pursue our legal rights and to better protect our intellectual assets, specifically our UGV technology,” said Randy Selman, President and CEO of Onstream Media. “As a result, we have retained Hunton & Williams to advise Onstream on legal actions resulting from any potential violation of our rights under the Company’s patent pending technology and to provide counsel to protect our interests relating to the intellectual property and the future usage rights pertaining to our property. In addition, H&W has agreed to pursue the initial steps of this action with limited financial exposure for the Company.”

Brian M. Buroker, head of the H&W IP Practice Group and lead attorney on the Onstream Media engagement, added, “Hunton & Williams’ Intellectual Property Practice Group is ready to assist Onstream Media in protecting its intellectual property. We have significant experience in assisting e-commerce and Internet-based companies in all phases of the IP process, from patent filings to intellectual property protection and when applicable, prosecuting patent violation cases and upholding clients’ patent rights.”

Recent patent trial victories for Hunton & Williams clients, including MercExchange, Energy Transportation Group, and Bank of America, demonstrate the depth, experience, and proven success of Hunton & Williams’ Intellectual Property Practice in handling enforcement and defense of patent rights.

About Onstream Media:

Onstream Media Corporation (NASDAQ: ONSM) is an online service provider of live and on-demand internet video, corporate web communications and content management applications. Onstream Media's pioneering Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content via the Internet. The DMSP provides our clients with intelligent delivery and syndication of video advertising, and supports pay-per-view for online video and other rich media assets. The DMSP also provides an efficient workflow for transcoding and publishing user- generated content in combination with social networks and online video classifieds, utilizing Onstream Media’s Auction Video™ (patent pending) technology. In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. In fact, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services.

Select Onstream Media customers include: AOL, AAA, AXA Equitable Life Insurance Company, Bonnier Corporation, Dell, Deutsche Bank, Disney, National Press Club, NHL, MGM, PR Newswire, Rodale, Inc., Televisa, WireOne, Shareholder.com (NASDAQ), and the U.S. Government. Onstream Media's strategic relationships include Akamai, Adobe, eBay, FiveAcross/Cisco and Qwest. For more information, visit Onstream Media at http://www.onstreammedia.com or call 954-917-6655.

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.